Exhibit 99.2

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

White Star Petroleum, LLC

(Debtor-in-Possession)

As of September 30, 2019 and December 31, 2018 and for the nine months ended September 30, 2019 and 2018

White Star Petroleum, LLC (Debtor-in-Possession)

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	September 30, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$32,600	$—
Restricted cash	544	—
Accounts receivable – oil, natural gas and NGL sales	15,718	23,712
Accounts receivable, net – joint interest and other	4,847	10,720
Materials and supplies	1,922	1,792
Derivative assets	—	22,571
Prepaid expenses and other	4,609	4,651
Total current assets	60,240	63,446

Oil and natural gas properties, based on successful efforts method of accounting
Proved properties	1,256,981	1,233,334
Unproved properties	129,006	130,014
Total oil and natural gas properties	1,385,987	1,363,348
Less: accumulated depreciation, depletion and amortization	(1,238,217)	(1,108,250)
Total oil and natural gas properties, net	147,770	255,098
Other property and equipment, net	6,555	7,351
Deferred debt issuance costs, net	—	2,624
Other assets	557	227
Total assets	$215,122	$328,746
LIABILITIES AND MEMBER'S DEFICIT
Current liabilities
Accounts payable	$15,732	$75,564
Revenues and royalties payable	12,008	40,780
Accrued liabilities and other	4,015	7,535
Derivative liabilities	—	30
Debtor-in-possession financing	26,885	—
Debt, net	—	306,284
Total current liabilities	58,640	430,193
Liabilities subject to compromise	410,949	—
Long-term liabilities
Asset retirement obligations	15,272	15,016
Other long-term liabilities	—	4,897
Total long-term liabilities	15,272	19,913
Commitments and contingencies (Note 10)
Member's deficit	(269,739)	(121,360)
Total liabilities and member's deficit	$215,122	$328,746

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

White Star Petroleum, LLC (Debtor-in-Possession)

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
(In thousands)	September 30, 2019	September 30, 2018
Revenues and other
Oil, natural gas and NGL sales	$119,788	$180,792
Loss on derivative instruments	(18,903)	(34,472)
Total revenues	100,885	146,320
Operating costs and expenses
Production expenses	37,332	43,792
Gathering, processing and transportation	19,178	25,855
Production taxes	6,411	8,733
Exploration and other operating costs	576	7,295
Depreciation, depletion and amortization	19,989	46,313
Property impairments	118,003	7,349
Loss on settlement of contract	—	53,778
General and administrative expenses	17,418	12,337
Total operating costs and expenses	218,907	205,452

Loss from operations	(118,022)	(59,132)

Other income (expense)
Interest expense	(13,725)	(13,505)
Reorganization items, net	(18,141)	—
Other, net	1,509	1,630
Net loss	$(148,379)	$(71,007)

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

White Star Petroleum, LLC (Debtor-in-Possession)

Condensed Consolidated Statement of Member’s Deficit

(Unaudited)

(In thousands)
Balance at December 31, 2018	$(121,360)
Net loss	(148,379)
Balance at September 30, 2019	$(269,739)

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

White Star Petroleum, LLC (Debtor-in-Possession)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended	Nine Months Ended
(In thousands)	September 30, 2019	September 30, 2018
Operating activities
Net loss	$(148,379)	$(71,007)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	19,989	46,313
Property impairments	118,003	7,349
Exploration costs - dry hole and other costs	—	5,046
Deferred debt issuance costs amortization	734	1,066
Accretion of long-term debt	2,007	1,958
Loss on disposition of assets	—	2
Loss on derivative instruments	18,903	34,472
Cash settlements on derivative instruments	6,502	(18,595)
Loss on settlement of contract	—	53,778
Changes in assets and liabilities:
Accounts receivable	12,880	(7,038)
Materials and supplies, prepaid expenses and other	(419)	(360)
Accounts payable and accrued liabilities	(5,308)	7,784
Net cash provided by operating activities	24,912	60,768
Investing activities
Additions to oil and natural gas properties	(48,938)	(106,643)
Additions to other property and equipment	(128)	(146)
Proceeds from sale of assets	1,150	399
Net cash used in investing activities	(47,916)	(106,390)
Financing activities
Proceeds from debt instruments	72,385	202,700
Payment on debt instruments	(43,000)	(156,400)
Proceeds from debtor-in-possession financing	26,885	—
Payment of financing costs	—	(566)
Payments on capital leases	(122)	(112)
Net cash provided by financing activities	56,148	45,622
Net increase in cash and restricted cash	33,144	—
Cash and restricted cash at beginning of period	—	—
Cash and restricted cash at end of period	$33,144	$—

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements

1. Basis of Presentation and Significant Accounting Policies

Description of the Company

White Star Petroleum, LLC (“White Star”, “we”, “us” or “our”) is an Oklahoma City, Oklahoma-based independent oil and natural gas company focused on the acquisition, development, exploration and production of oil, natural gas, and natural gas liquids (“NGL”) located in the Mid-Continent region of the United States.

Basis of Presentation and Consolidation

White Star is an Oklahoma limited liability company and is a wholly-owned direct subsidiary of White Star Petroleum Holdings, LLC (“White Star Holdings”). White Star Holdings is a Delaware limited liability company whose members include The Energy & Minerals Group (“EMG”) and other private equity investors (collectively, “the Sponsors”).

The accompanying condensed consolidated financial statements include the accounts of White Star and our subsidiaries, all of which are 100% owned, after all significant intercompany accounts and transactions have been eliminated upon consolidation. These statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

Debtor-in-Possession

The Company is currently operating as a debtor-in-possession in accordance with the applicable provisions of the Bankruptcy Code. The Bankruptcy Court has granted motions filed by the Company that were designed primarily to mitigate the impact of the Chapter 11 proceedings on the Company’s operations, customers and employees. As a result, the Company is able to conduct normal business activities and pay all associated obligations for the period following its bankruptcy filing and is authorized to pay and has paid certain pre-petition obligations, including for employee wages and benefits, goods and services provided by certain critical vendors, transportation of the Company's production, royalties and costs incurred on the Company’s behalf by other working interest owners. During the pendency of the Chapter 11 case, all transactions outside the ordinary course of business require the prior approval of the Bankruptcy Court. While operating as a debtor-in-possession under the Bankruptcy Code, the Company may sell or otherwise dispose of or liquidate assets or settle liabilities in amounts other than those reflected in the condensed consolidated financial statements, subject to the approval of the Bankruptcy Court or otherwise as permitted in the ordinary course of business. Further, a plan of liquidation could materially change the amounts and classification in the Company’s historical financial statements.

Restricted Cash

Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements are recorded in restricted cash in the current assets section of our condensed consolidated balance sheet.  As of September 30, 2019, and the Company had restricted cash of approximately $0.5 million.

Property Impairments

Proved oil and natural gas properties are reviewed for impairment on a field-by-field basis annually, or more frequently if certain triggering events and circumstances indicate a possible decline in the recoverability of the carrying value of such field. Since NGLs make up approximately 30% of our production volumes, a greater than 25% drop in NGL prices as of September 2019 compared to December 2018 is considered an indicator for assessment of impairment as of September 2019. Additionally, per ASC 360-10-35-30, estimates of future cash flows used to test the recoverability of a long-lived assets shall incorporate the entity’s own assumptions about its use of the assets and shall consider all available evidence. As of September 30, 2019, we had an executed sale order of $132.5 million for all of our oil and natural gas properties in conjunction with a Section 363 sale pursuant to our Chapter 11 bankruptcy proceedings. Due to the assumed likelihood of closing the sale as of the balance sheet date, and the actual close on November 1, 2019, the sale order is considered our estimated future undiscounted cash flows for our oil and natural gas properties. Since the carrying value of our oil and natural gas properties was greater than the executed sale order, for the nine months ended September 30, 2019 we recorded impairments of $106.9 million associated with proved properties, which are presented in property impairments in the condensed consolidated statements of operations. No impairment of proved oil and natural gas properties was required for the nine months ended September 30, 2018.

Impairment losses for unproved properties were recognized due to the executed sale order based on the assumption that the properties’ costs will not be transferred to proved properties during the life of the leases based on current drilling plans and available financing. For the nine months ended September 30, 2019 and 2018, we recorded impairment charges of $11.1 million and $7.4 million, respectively, to property impairments in the condensed consolidated statements of operations related to unproved properties.

Use of Estimates

The preparation of the financial statements requires estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosure of contingent assets and liabilities. Actual results may differ from these estimates and assumptions used in the preparation of our financial statements.

Adoption of New Accounting Standards

As of January 1, 2019, the Company adopted Accounting Standards Codification Topic 606 – Revenue from Contracts with Customers (“ASC 606”), which supersedes the revenue recognition requirements and industry-specific guidance under Accounting Standards Codification Top 605 – Revenue Recognition (“ASC 605”). The Company adopted ASC 606 using the modified retrospective method which allows the Company to apply the new standard to all new contracts entered into after December 31, 2018 and all existing contracts for which all (or substantially all) of the revenue has not been recognized under legacy revenue guidance prior to December 31, 2018. The Company identified no material impact on its historical revenues upon initial application of ASC 606, and as such has not recognized any cumulative catch-up effect to the opening balance of the Company’s member’s equity as of January 1, 2019. ASC 606 supersedes previous revenue recognition requirements in ASC 605 and includes a five-step revenue recognition model to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Revenue from Contracts with Customers

Subsequent to the adoption of ASC 606, sales of oil, condensate, natural gas and natural gas liquids (“NGLs”) are recognized at the time control of the products are transferred to the customer. Based upon the Company’s current purchasers’ past experience and expertise in the market, collectability is probable. Some purchasers withheld certain payments due to oil and gas liens filed against certain wells, and as of September 30, 2019, the total amount withheld was approximately $1.9 million, which the Company is actively working to collect. We continued to account for the associated revenue and recorded a purchaser receivable for those amounts on the condensed consolidated balance sheet as the Company satisfied its performance obligations. Generally, the Company’s gas processing and purchase agreements indicate that the processors take possession of the gas at the inlet of the plant and that possession and control of residue gas is returned to the Company at the outlet of the plant. The midstream processing entity gathers and processes the natural gas and remits proceeds to the Company for the resulting sales of NGLs. The Company delivers oil and condensate to purchasers at a contractually agreed-upon delivery point at which the purchaser takes custody, title and risk of loss of the product.

When sales volumes exceed the Company’s entitled share, a production imbalance occurs. If production imbalance exceeds the Company’s share of the remaining estimated proved natural gas reserves for a given property, the Company records a liability. Production imbalances have not had and currently do not have a material impact on the financial statements, and this did not change with the adoption of ASC 606.

Transaction Price Allocated to Remaining Performance Obligations

Generally, the Company’s contracts have an initial term of one year or longer but continue month to month unless written notification of termination in a specified time period is provided by either party to the contract. The Company has used the practical expedient in ASC 606 which states that the Company is not required to disclose that transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligation is not required.

Contract Balances

The Company receives purchaser statements from the majority of its customers, but there are a few contracts where the Company prepares the invoice. With either method, payment is unconditional upon receipt of the statement or invoice. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASC 606. The majority of the Company’s contract pricing provisions are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, quality of the oil or natural gas, and supply and demand conditions. The price of these commodities fluctuates to remain competitive with supply.

Prior Period Performance Obligations

The Company records revenue in the month production is delivered to the purchaser. Settlement statements may not be received for 30 to 90 days after the date production is delivered, and therefore the Company is required to estimate the amount of production delivered to the purchaser and the price that will be received for the sale of the product. Differences between the Company’s estimates and the actual amounts received for product sales are generally recorded in the month following receipt of payment. Any differences between the Company’s revenue estimates and actual revenue received historically have not been significant. The Company has internal controls in place for its revenue estimation accrual process.

Impact of Adoption of ASC 606

The Company has reviewed all of its natural gas, NGLs, residue gas, condensate and crude oil sales contracts to assess the impact of the provisions of ASC 606. Based upon the Company’s review, there were immaterial changes to the recording of residue gas or condensate and crude oil contracts. Certain NGL and natural gas contracts required insignificant changes to the recording of transportation, gathering and processing fees as net to revenue or as an expense. The Company concluded that these minor changes were not material to its operating results on a quantitative or qualitative basis. Therefore, there was immaterial impact to its results of operations for the nine months ended September 30, 2019.

Recently Issued Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU will supersede the lease requirements in Topic 840,  Leases. Its objective is to increase transparency and comparability among organizations. This ASU provides guidance requiring lessees to recognize a right-of-use asset and related liability on the balance sheet for the rights and obligations arising from leases with durations greater than 12 months. Lessor accounting does not significantly change from Topic 840, except for some changes made to align with ASC 606 Revenue from Contracts with Customers. This ASU will be applied using a modified retrospective transition method, which requires applying the new guidance to leases that exist or are entered into after the beginning of the earliest period in the financial statements. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) – Effective Dates. This ASU deferred the effective date of ASU 2016-02 for non-public business entities to fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Although early adoption is permitted, we do not plan to early adopt. We are evaluating the impact this ASU will have on our financial statements.

Other accounting standards that have been issued or proposed by the FASB, or other standards-setting bodies, that require adoption at a future date are not expected to have a material impact on our financial statements upon adoption.

2. Chapter 11 Proceedings

On May 24, 2019, an involuntary petition was filed against White Star Petroleum, LLC with the United States Bankruptcy Court for the Western District of Oklahoma (the “Involuntary Case”).  On May 28, 2019, White Star Holdings, LLC, White Star Petroleum, LLC, White Star Petroleum II, LLC, White Star Petroleum Operating, LLC and WSP Finance Corporation (the “Debtors”) filed with the United States Bankruptcy Court for the District of Delaware a voluntary petition for relief under the Bankruptcy Code (the “Voluntary Cases”). The Voluntary Cases were consolidated into the Involuntary Case with a petition date for White Star Petroleum, LLC of May 24, 2019, and for each of the other Debtors, May 28, 2019 (the “Petition Dates”). The Debtors’ chapter 11 cases are jointly administered for procedural purposes only under the lead case caption in White Star Petroleum Holdings, LLC et al., Case No. 19-12521 (JDL). Prior to the sale of properties to Contango Oil & Gas Company that closed on November 1, 2019, the Debtors continued to operate their business and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On June 10, 2019, the Office of the United States Trustee for the District of Delaware appointed an Official Committee of Unsecured Creditors pursuant to section 1102 of the Bankruptcy Code.

On May 28, 2019, we received $28.5 million in committed debtor-in-possession financing (“DIP Financing”) to pay the expenses of chapter 11 and provide supplemental liquidity. Our DIP Financing was provided by certain of our syndicate of Revolving Credit Facility lenders and contains covenants customary for facilities of its type and size.  It also provides the DIP Financing lenders with a superiority, priming lien on substantially all of the Company’s assets, subject to certain customary exclusions.

Subject to certain exceptions, under the Bankruptcy Code, the Debtors may assume, assign or reject certain executory contracts and unexpired leases subject to the approval of the Court and certain other conditions. Generally, the rejection of an executory contract or unexpired lease is treated as a pre-petition breach of such executory contract or unexpired lease and, subject to certain exceptions, relieves the Debtors of performing their future obligations under such executory contract or unexpired lease but entitles the contract counterparty or lessor to a pre-petition general unsecured claim for damages caused by such deemed breach. Counterparties to such rejected contracts or leases may assert unsecured claims in the Bankruptcy Court against the applicable Debtors’ estate for such damages. Generally, the assumption of an executory contract or unexpired lease requires the Debtors to cure existing monetary defaults under such executory contract or unexpired lease and provide adequate assurance of future performance. Accordingly, any description of an executory contract or unexpired lease with the Debtor in these financial statements, including where applicable a quantification of the Company’s obligations under any such executory contract or unexpired lease with the Debtor is qualified by any overriding rejection rights the Company has under the Bankruptcy Code. Further, nothing herein is or shall be deemed an admission with respect to any claim amounts or calculations arising from the rejection of any executory contract or unexpired lease and the Debtors expressly preserve all of their rights with respect thereto.

See Note 1 – Basis of Presentation and Significant Accounting Policies and Note 6 – Debt for further discussion.

Liabilities Subject to Compromise

The Company’s condensed consolidated balance sheet includes amounts classified as “liabilities subject to compromise,” which represent prepetition liabilities that have been allowed, or that the Company anticipates will be allowed, as claims in its Chapter 11 cases. The amounts represent the Company’s current estimate of known or potential obligations to be resolved in connection with the Chapter 11 proceedings. The differences between the liabilities the Company has estimated, and the claims filed, or to be filed, will be investigated and resolved in connection with the claims resolution process. The Company will continue to evaluate these liabilities throughout the Chapter 11 process and adjust amounts as necessary. Such adjustments may be material.

The following table summarizes the components of liabilities subject to compromise included on the condensed consolidated balance sheet:

(In thousands)	September 30, 2019
Debt	$336,173
Accounts payable	45,319
Revenues and royalties payable	19,019
Accrued liabilities and other	10,438
Liabilities subject to compromise	$410,949

Reorganization Items, Net

The Company has incurred and is expected to continue to incur significant costs associated with the reorganization. These costs, which are expensed as incurred, are expected to significantly affect the Company’s results of operations. Reorganization items represent costs and income directly associated with the Chapter 11 proceedings since the Petition Dates, and include adjustments to reflect the carrying value of certain liabilities subject to compromise at their estimated allowed claim amounts, as such adjustments are determined.

The following table summarizes the components of reorganization items included on the condensed consolidated statements of operations:

Nine Months Ended
(In thousands)	September 30, 2019
Legal and other professional advisory fees	$16,213
Debtor-in-possession financing issuance costs	1,460
Other	468
Reorganization items, net	$18,141

Effect of Filing on Creditors and Unitholders

Subject to certain exceptions, under the Bankruptcy Code, the filing of Bankruptcy Petitions automatically enjoined, or stayed, the continuation of most judicial or administrative proceedings or filing of other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the Petition Dates. Absent an order of the Bankruptcy Court, substantially all of the Debtors’ prepetition liabilities are subject to settlement under the Bankruptcy Code. Although the filing of Bankruptcy Petitions triggered defaults on the Debtors’ debt obligations, creditors are stayed from taking any actions against the Debtors as a result of such defaults, subject to certain limited exceptions permitted by the Bankruptcy Code. The Company did not record interest expense on its Term Loan or Senior Notes for the period from May 24, 2018, through September 30, 2019.

Under the Bankruptcy Code, unless creditors agree otherwise, prepetition liabilities and postpetition liabilities must be satisfied in full before the holders of the Company’s existing common units representing limited liability company interests (“units”) are entitled to receive any settlement or retain any property under a plan of liquidation. The ultimate recovery to creditors and/or unitholders, if any, will not be determined until confirmation and implementation of a plan or plans of liquidation. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 proceedings to each of these constituencies or what types or amounts of settlements, if any, they will receive. A plan of liquidation could result in holders of the Debtors’ liabilities and/or units receiving no settlement on account of their interests and cancellation of their holdings. Based on the sale order entered in the Bankruptcy Court in September 2019, the Company does not expect the holders of the Company’s existing units to receive any settlement on account of their interests and cancellation of their holdings.

Process for Plan of Liquidation

In order to successfully exit bankruptcy, the Debtors will need to propose, and obtain confirmation by the Bankruptcy Court of, a Plan that satisfies the requirements of the Bankruptcy Code. A Plan would, among other things, resolve the Debtors’ prepetition obligations.

A Plan must satisfy certain requirements of the Bankruptcy Code and must be approved, or confirmed, by the Bankruptcy Court in order to become effective. A Plan would be accepted by holders of claims against and equity interests in the Debtors if (i) at least one-half in number and two-thirds in dollar amount of claims actually voting in each class of claims impaired by the Plan have voted to accept the Plan and (ii) at least two-thirds in amount of equity interests impaired by the Plan actually voting has voted to accept the Plan. A class of claims or equity interests that does not receive or retain any property under the Plan on account of such claims or interests is deemed to have voted to reject the Plan.

Under certain circumstances set forth in Section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm a Plan even if such Plan has not been accepted by all impaired classes of claims and equity interests. The precise requirements and evidentiary showing for confirming a Plan notwithstanding its rejection by one or more impaired classes of claims or equity interests depends upon a number of factors, including the status and seniority of the claims or equity interests in the rejecting class (i.e., unsecured or secured claims, subordinated or senior claims). Generally, with respect to units, a Plan may be “crammed down” even if the unitholders receive no recovery if the proponent of the Plan demonstrates that (1) no class junior to the units are receiving or retaining property under the Plan and (2) no class of claims or interests senior to the units are being paid more than in full.

3.  Property Acquisitions

As of September 30, 2019, and September 30, 2018, the Company did not execute any significant property acquisitions.

4. Property Dispositions

On February 1, 2019,  we sold non-strategic properties located in Dewey and Custer counties to a third party for cash proceeds of $0.8 million, before customary closing adjustments, with no gain or loss recognized. The sale included producing properties with production at the time totaling approximately 91 boe/d. The disposed properties represented an immaterial portion of the Company’s proved reserves.

In December 2018, we sold non-strategic properties located in Noble county to a third party for cash proceeds of $6.6 million, before customary closing adjustments, with no gain or loss recognized. The transaction included $1.6 million of seller financing to be paid over the next year. As of September 30, 2019, the Company received payments of approximately $1.3 million and expects to receive the outstanding balance by the end of the year. The sale included approximately 21,600 net acres of developed leasehold. The sale also included producing properties with production totaling approximately 437 boe/d. The disposed properties represented an immaterial portion of the Company’s proved reserves.

On May 9, 2018, we amended our long-term natural gas gathering and processing contract with EnLink Oklahoma Gas Processing, LP (“EnLink”). As part of this amendment, we conveyed to EnLink a one percent overriding royalty interest on EnLink gathered volumes from current and future wells on existing leases (“ORRI”). The relative fair value of the ORRI was approximately $3.8 million. See Note 6. Debt and Note 10. Commitments and Contingencies for additional information.

5. Asset Retirement Obligations

The following table summarizes the changes in our future asset retirement obligations for the periods presented:

	Nine Months Ended	Nine Months Ended
(In thousands)	September 30, 2019	September 30, 2018
Asset retirement obligations at beginning of period	$15,016	$13,123
Liabilities incurred	121	476
Dispositions	(903)	(203)
Accretion expense	1,223	1,018
Revisions in estimated liabilities (1)	(185)	764
Asset retirement obligations at end of period	$15,272	$15,178

(1)     Revisions in estimated liabilities primarily relate to changes in estimates of asset retirement costs as well as expected timing of cash outflows.

Our primary asset retirement obligations relate to future plugging and abandonment costs on our oil and natural gas properties, which are on based on the use of significant unobservable inputs (Level 3). Revisions in estimated liabilities during the periods presented relate primarily to changes in estimates of asset retirement costs.

6. Debt

The carrying value of our debt is as follows:

	September 30, 2019	December 31, 2018
	Carrying	Carrying
(In thousands)	Value	Value
Debtor-in-possession financing (1)	$26,885	$—
Senior Notes - 9% due September 15, 2022 (2)	10,014	9,985
Term Loan (3)	54,316	52,299
Revolving Credit Facility (4)	271,844	244,000
Total debt, net	363,058	306,284
Less liabilities subject to compromise (5)	(336,173)	—
Debt, net	$26,885	$308,357

Note: Fair value of our debt is not included as of September 30, 2019 and December 31, 2018 due to lack of available information.

(1)	For the nine months ended September 30, 2019, the average effective interest rate of the Debtor-in-Possession financing is 12.3%.
(2)	For the nine months ended September 30, 2019, the average effective interest rate of the Senior Notes is 10.0%.
(3)	For the nine months ended September 30, 2018 the average effective interest rate of the Term Loan is 10.0%.
(4)	For the nine months ended September 30, 2019, the average effective interest rate of the Revolving Credit Facility is 3.0%.
(5)	The Company’s Senior Notes, Term Loan, and Revolving Credit Facility were classified as liabilities subject to compromise at September 30, 2019.

Senior Notes are considered Level 2 fair value instruments as their fair values are derived from quoted prices, but they are not actively traded in the market.

Debtor-in-Possession Financing

On May 28, 2019, we received  a $28.5 million in committed debtor-in-possession financing (“DIP Financing”),  of which approximately $1.6 million was used for letters of credit,  to pay the expenses of Chapter 11 and provide supplemental liquidity. Our DIP Financing was provided by certain of our syndicate of Revolving Credit Facility lenders and contains covenants customary for facilities of its type and size. It also provides the DIP Financing lenders with a superiority, priming lien on substantially all of the Company’s assets, subject to certain customary exclusions. The DIP Financing was funded in multiple borrowings with the initial borrowing of $15.0 million made available on May 29, 2019 and a subsequent borrowing of approximately $11.9 million made available on July 30, 2019. For the nine months ended September 30, 2019, we recorded $0.9 million in DIP Financing interest expense.

Senior Notes

The Senior Notes mature on September 15, 2022, with a principal amount of $10.3 million, and interest is payable at an annual rate of 9.0%, semi-annually in arrears on March 15 and September 15 of each year. For the nine months ended September 30, 2019, we recorded approximately $0.4 million in interest expense for the Senior Notes. The discount on the Senior Notes is amortized to the maturity date of the notes using the effective interest method and recorded as interest expense in the condensed consolidated statements of operations. The Company did not record any interest expense and amortization of discount after the bankruptcy filing dates as described under Note 2 – Chapter 11 Proceedings. The Company received a notice of default under the Senior Notes for failure to pay interest in May 2019.

Term Loan

On May 9, 2018 we entered into a five-year second lien Term Loan with EnLink as part of the amendment of our existing Gas Gathering and Processing Agreement (see Note 10. Commitments and Contingencies for further information on the amendment). The principal amount of the Term Loan is $58.0 million. The carrying amount of the Term Loan is $54.3 million, which is net of $3.4 million unamortized discount and $0.3 million unamortized debt issuance cost. Interest is payable on the Term Loan every quarter at an annual rate of 8.0%, beginning in the first quarter of 2020. The discount on the Term Loan is amortized over the five-year term using the effective interest method and recorded as interest expense in the condensed consolidated statements of operations. The Company did not record any interest expense after the bankruptcy filing dates as described under Note 2 – Chapter 11 Proceedings. For the nine months ended September 30, 2019, we recorded approximately $2.0 million in interest expense on the Term Loan.

In November 2018, in conjunction with our Revolving Credit Facility borrowing base redetermination we amended our Term Loan such that the $19.5 million payment due March 31, 2019 was broken out into two payments and increased by $1.0 million, with $9.75 million due on April 1, 2019 and $10.75 million due on October 1, 2019. Additionally, each of the $2.75 million payments due September 30, 2020 and December 31, 2020 were increased to $4.0 million, and the March 30, 2023 payment was reduced from $9.5 million to $6.0 million.

In February 2019, in conjunction with our Revolving Credit Facility borrowing base redetermination, we amended our term Loan such that the $9.75 million due on April 1, 2019 was moved to May 15, 2019. The Company did not make the $9.75 million payment and received a notice of default under the Term Loan in May 2019. The Company also did not make the $10.75 million payment due on October 1, 2019.

Revolving Credit Facility

As of December 31, 2018, the Revolving Credit Facility had a borrowing base and total commitments of $275 million, matures on June 30, 2020, and was subject to scheduled semi-annual borrowing base redeterminations based on our oil and natural gas reserves as of June 30 and December 31. As of September 30, 2019, we had $271.8 million in outstanding borrowings under the Revolving Credit Facility excluding our letters of credit of approximately $1.6 million, which was classified as liabilities subject to compromise on the condensed balance sheet.

Interest under the Revolving Credit Facility was based on the prime rate or LIBOR plus a margin that varies based on the utilization of the facility. The Company did not record any interest expense after the bankruptcy filing dates as described under Note 2 – Chapter 11 Proceedings. We incurred approximately $9.2 million and $9.7 million in interest expense for the nine months ended September 30, 2019 and September 30, 2018, respectively, related to the Revolving Credit Facility.

In April 2018, our Revolving Credit Facility was amended to, among other things:

•

Adjusted financial covenant ratios retroactive to December 31, 2017 by removal of the Interest Coverage Ratio, increased the Net Leverage Ratio from a maximum of 3.50 to 1.00 to a maximum of 4.00 to 1.00, added a Fixed Charge Coverage Ratio at a minimum of 2.25 to 1.00, added a minimum liquidity covenant of not less than $15 million (commencing April 1, 2018 and thereafter) and modified the Current Ratio from a minimum of 1.00 to 1.00 to the following: (i) ending on or before March 31, 2018, minimum of 0.85 to 1.00, (ii) ending on June 30, 2018, minimum of 0.75 to 1.00, (iii) ending on September 30, 2018, minimum of 0.70 to 1.00, (iv) ending on December 31, 2018, minimum of 0.75 to 1.00, (v) ending March 31, 2019, minimum of 0.85 to 1.00, and (vi) ending on or after June 30, 2019, minimum of 1.00 to 1.00.
•	Facilitated the minimum volume commitments (“MVC”) restructuring transaction with EnLink described above.
•	In addition, upon the successful closing of the MVC restructuring transaction with EnLink described above, our borrowing base was reaffirmed at $285 million.

In November 2018, our Revolving Credit Facility was amended to, among other things:

•	Removed current ratio covenant through March 31, 2019. Beginning with the quarter ended June 30, 2019 the current ratio must be a minimum of 1.00 to 1.00.
•	Removed minimum liquidity covenant.
•	Reduced borrowing base and total commitments to $275 million, which was effectively a $5 million increase in liquidity when combined with the removal of the minimum liquidity covenant.
•	Supplemented the indebtedness covenant to permit us to incur up to $10 million of indebtedness in respect of accounts payable that are greater than 60 days past the applicable due date.
•	Beginning February 1, 2019, we were to be subject to monthly $5 million reductions in our borrowing base.

Subsequent to December 31, 2018, the Company entered into additional amendments of its Revolving Credit Facility and Term Loan. The January 31, 2019 Fifth Amendment of Revolving Credit Agreement provided for, among other things:

•

The $5 million February 1, 2019 decrease adjustment of the Borrowing Base, under the Borrowing Base Agreement, was extended to the earlier of (i) February 28, 2019, or (ii) a default occurs under the terms of the Credit Agreement.

•

All deposit accounts, securities accounts, and commodities accounts, as defined, held or maintained on or after January 31, 2019, were subject to a Control Agreement whereby a first priority perfected lien in favor of the Control Agent is in place.

•	Certain restrictions on the unwinding of Hedge Obligations.
•	Certain restrictions on the transfer of assets as part of the consideration for investment in a joint venture.
•	Certain restrictions on dispositions of oil and gas properties.
•	Certain restrictions on dispositions of equity interests of any restricted subsidiaries.
•	Stipulation that no later than February 8, 2019, the Company would retain investment bankers to assist in capital raise efforts.

•	Stipulation that weekly cash flow reports, as defined, would be delivered to the Administrative Agent commencing on February 7, 2019.

The February 27, 2019 Sixth Amendment of Revolving Credit Agreement and Second Amendment of Term Loan Credit Agreement provided for, among other things:

•	Rescheduled the deadline for delivering audited financial statements from March 31, 2019 to April 30, 2019.
•	Rescheduled the effective date of the March 2019 borrowing base redetermination to April 30, 2019 (assuming no event of Default before April 30, 2019).
•	Established the borrowing base amount to be $181 million on April 30, 2019.
•	Prevented the Company from making its Senior Notes interest payment due March 15, 2019; and, waiving the Event of Default that non-payment created through April 30, 2019.
•	Rescheduled the Term Loan payment of $9.75 million from April 1, 2019 to May 15, 2019.
•	Imposed an additional 2% interest rate, which may be paid-in-kind, on outstanding borrowings until the refinancing is completed.
•	Placed limitations on the incurrence of indebtedness.
•	Charged an amendment fee of 20 basis points (0.02%) of the Lenders’ commitment as of the date of the amendment.

Further, the Sixth Amendment of Revolving Credit Agreement provided for, among other things:

•

Established certain capital raise milestones and stipulated that if any milestones were not achieved by the stated deadlines (absent written agreement of the lenders), an Investment Banker will commence a sale and marketing process of the Company on a timeline acceptable to the Administrative Agent and Majority Lenders.

•

Restrictions on drilling and completion capital expenditures relating to the three Blackburn wells and restrictions on drilling capital expenditures relating to the two Margaret wells (all five of these wells are in the Company’s STACK district).

•

Limitation on the aggregate amount of all future drilling and completion capital expenditures to $9.5 million. This $9.5 million was reduced by $1.4 million until prepayments from working interest partners on the two Margaret wells were received.

Regarding changes from the fifth amendment to the sixth amendment, as described above, the Borrowing Base Agreement entered into in connection with the Fifth Amendment to the Revolving Credit Agreement previously extended the $5 million borrowing base reduction, set to automatically occur on February 1, 2019, to February 28, 2019.  The Borrowing Base Agreement entered into in connection with the Sixth Amendment to the Revolving Credit Agreement eliminated all monthly $5 million borrowing base reductions until April 30, 2019 and provided that the borrowing base would be reduced to $181 million at that time. Following a scheduled borrowing base redetermination, our borrowing base was reduced from $275 million at December 31, 2018 to $181 million on April 30, 2019.  The company did not have the ability to make the borrowing base deficiency payment of $94 million which became due at that time, precipitating an event of default under the Credit Facility. Subsequently in May 2019, we also received default notices under our Term Loan and Senior Notes.  See Note 2 – Chapter 11 Proceedings for additional information.

See Note 1 – Basis of Presentation and Significant Accounting Policies and Note 2 – Chapter 11 Proceedings for further discussion.

7. Derivative Financial Instruments

We use derivative instruments to manage our exposure to commodity price risk. We record all derivative instruments at fair value within the accompanying condensed consolidated balance sheet. The fair values of the derivative instruments are determined primarily based on inputs that are derived from observable data at commonly quoted intervals for the full term of the derivatives and are therefore considered Level 2 in the fair value hierarchy.

We have elected not to designate our derivative instruments as cash flow hedging instruments; therefore, the changes in fair value are recognized each period in earnings as a component of revenues. The contracts are placed with major financial institutions or with counterparties that management believes to be of high credit quality.

All derivative positions were either settled or terminated during May of 2019, which resulted in a gain on settlement of $0.5 million recorded on the condensed consolidated income statement. Additionally, the early termination and settlement of the derivative contracts resulted in zero assets and liabilities related to derivative positions on the condensed consolidated balance sheet as of September 30, 2019.

In January of 2019, all NGL derivative contracts were terminated for a settlement gain of $1.9 million.

The following table summarize the fair value and location of each classification of the derivative instrument recorded in the condensed consolidated balance sheet for the period presented on a gross basis and after same-counterparty netting:

	December 31, 2018
(In thousands)		Amounts Netted in Consolidated Balance Sheet	Net Fair Value Presented in Consolidated Balance Sheet
Balance Sheet Classification	Gross Fair Value
Derivative Contracts
Short-term derivative asset	$24,791	$(2,220)	$22,571
Short-term derivative liability	(2,250)	2,220	(30)
Long-term derivative asset	—	—	—
Long-term derivative liability	—	—	—
Total derivative contracts	$22,541	$—	$22,541

The following table summarizes gains and losses relating to derivatives reflected in the condensed consolidated statements of operations for the periods presented:

	Nine Months	Nine Months
	Ended	Ended
(In thousands)	September 30, 2019	September 30, 2018
Non-cash gain (loss)	$(24,382)	$(13,558)
Settlement gain (loss)	5,479	(20,914)
Gain (loss) on derivative instruments, net	$(18,903)	$(34,472)

8. Fair Value Measurements

We use a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 – Unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2 – Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

Level 3 – Unobservable inputs that reflect our own assumptions.

The fair values of our commodity derivative instruments are determined based primarily on inputs that are derived from observable data at commonly quoted intervals for the full term of the derivatives and are therefore considered Level 2 in the fair value hierarchy. As of September 30, 2019, we did not have any derivative positions that were accounted for at fair value.

The following table summarizes the valuation of financial instruments by pricing levels that were accounted for at fair value on a recurring basis:

(In thousands)	Fair Value Measurements at December 31, 2018 Using:
Description	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Derivative assets (liabilities)
Fixed price swaps	$—	$21,798	$—	$21,798
Call options	—	(30)	—	(30)
Collars	—	490	—	490
Roll adjustment locks	—	283	—	283
Total	$—	$22,541	$—	$22,541

Term Loan and ORRI

The fair values of our Term Loan and the ORRI conveyed to EnLink were determined using a discounted cash flow approach. For the Term Loan, our calculation was based on the payment terms of the loan as well as an assumed market interest rate used as the discount rate. For the ORRI our calculation was based on the future expected cash flows of the affected wells and an assumed discount rate. The fair values are significantly influenced by the discount rate assumptions, which are derived by us and are unobservable.

Accordingly, the fair values of the Term Loan and the ORRI are classified as Level 3 in the fair value hierarchy.

Property Impairments

Proved oil and natural gas properties are reviewed for impairment on a field-by-field basis annually, or more frequently if certain triggering events and circumstances indicate a possible decline in the recoverability of the carrying value of such field. Due to the decrease in NGL prices and the sale order executed in September 2019, the sale order is used to determine the fair value of proved oil and natural gas properties. The sale order estimates future cash flows based on the unadjusted quoted prices for identical assets in the active markets (Level 1).

Cash, Accounts Receivable, and Accounts Payable

The carrying amounts for cash, accounts receivable, and accounts payable approximate fair value due to their short-term nature.

9. General and Administrative Expenses

General and administrative expenses include the following:

	Nine Months	Nine Months
	Ended	Ended
(In thousands)	September 30, 2019	September 30, 2018
General and administrative	$7,798	$12,324
Reorganization fees (1)	5,615	—
Retention and incentive bonuses	4,005	—
Acquisition costs	—	13
Total general and administrative expenses	$17,418	$12,337

(1)	Fees incurred prior to the Petition Dates and, thus, are classified as General and administrative expenses rather than Reorganization items.

10.  Commitments and Contingencies

Commitments

We have several contractual commitments, executed in the ordinary course of business, including capital leases. On May 31, 2017, we entered into a sale-leaseback transaction for our primary field office in Stillwater, Oklahoma for $4.9 million. This transaction resulted in capital lease classification for the field office, and as such, we recognized an asset and related obligation within our condensed consolidated balance sheet for approximately $4.9 million. The minimum lease payments are included in the following table under “Field Office Capital Lease”. In March 2018, we entered into a new vehicle lease agreement that extends certain vehicle leases to 2023. Additionally, in July 2018 we entered into a new vehicle lease agreement that expires in 2023.

The following table presents our minimum undiscounted future commitments as of September 30, 2019:

(In thousands)	Field Office Capital Lease (1)	Corporate Office Lease	Vehicle Leases	Total
Q4 2019	122	334	216	672
2020	494	1,338	769	2,601
2021	504	669	610	1,783
2022	514	—	318	832
Thereafter	5,370	—	145	5,515
Total	$7,004	$2,341	$2,058	$11,403

(1)	Field Office Capital Lease was classified within liabilities subject to compromise at September 30, 2019.

Gathering and Processing

On May 9, 2018, we amended our long-term natural gas gathering and processing contract with EnLink which required the delivery of annual minimum amounts of natural gas through 2023 from a portion of our acreage.  We were required to make annual deficiency payments for any shortfalls in delivering the minimum volume commitments (“MVC”) under the contract. The amendment eliminated our minimum volume commitments in exchange for an upfront payment of $19.5 million (plus $0.2 million in transaction related fees), a five-year second lien Term Loan of $58.0 million, and a one percent overriding royalty interest on EnLink gathered volumes from current and future wells on existing leases. This transaction resulted in a $53.8 million loss on settlement of contract in our condensed consolidated income statements for the nine months ended September 30, 2018, of which $3.8 million related to the overriding royalty interest conveyance. As such, we no longer have any future gathering and processing commitments.

Litigation Matters

We are periodically subject to lawsuits, investigations, and disputes, including matters relating to commercial transactions, environmental and health and safety matters. A liability is recognized for any contingency that is probable of occurrence and reasonably estimable. We continually assess the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses, taking into consideration any insurance recoveries, based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. None of these actions are expected to have a material adverse impact. We will continue to monitor the impact that litigation could have on us and will assess the impact of future events on our financial position, results of operations, and cash flows. As of September 30, 2019, we do not have any litigation liabilities that require an accrual.

Environmental Matters

We are subject to existing federal, state, and local laws and regulations governing environmental quality, the discharge and disposal of substances into the environment, and greenhouse gas emissions. The environmental laws and regulations to which we are subject also require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. We manage our exposure to environmental liabilities by using an evaluation process that seeks to identify pre-existing contamination or compliance concerns and addresses the potential liability. As of September 30, 2019, we do not have any environmental remediation liabilities that require an accrual.

11. Supplemental Cash Flow Information

Additions to properties and equipment as presented within cash flows from investing activities include cash payments for cost of properties, equipment, and facilities. The cost of properties includes the initial capitalization of drilling costs associated with all exploratory wells whether or not they were deemed to have a commercially sufficient quantity of proved reserves.

The following table summarizes cash paid for interest, as well as non-cash investing and financing activities:

	Nine Months	Nine Months
	Ended	Ended
(In thousands)	September 30, 2019	September 30, 2018
Supplemental disclosure of cash flows information
Interest paid, net of capitalized interest	$5,907	$10,560
Supplemental disclosure of non-cash flow information
Change in accrued capital expenditures	$(18,596)	$(6,784)
Debtor-in-possession financing fees	1,460	—

12. Subsequent Events

We evaluated our September 30, 2019 financial statements for subsequent events through January 3, 2020,  the date the financial statements were available to be issued, and such events are noted herein.

In November 2019, our oil and natural gas properties were sold to Contango Oil &  Gas Company for $132.5 million before customary purchase price adjustments.  Those adjustments included, among other things, the assumption of certain revenues and royalty distribution liabilities associated with the properties, and the net results of operations from the properties for the period between the effective date and closing date of the sale.